EXHIBIT 10.10

CHEMICAL FINANCIAL CORPORATION

SUPPLEMENTAL RETIREMENT INCOME PLAN

(As Amended through August 31, 2016)

1.	Purpose of the Plan

The purpose of the Chemical Financial Corporation Supplemental Retirement Income Plan (the "Plan") is threefold: (i) to reimburse a Corporate Officer of Chemical Financial Corporation (the "Company") for any reduction in his benefit payments under the Chemical Financial Corporation Employees’ Pension Plan (the "Pension Plan") which may be caused by the limitations imposed thereon by Section 415 of the Internal Revenue Code (the "415 Limit" or Section 401(a)(17) of the Internal Revenue Code (the "401(a)(17) Limit"); (ii) to provide incentive and reward to such officer through additional retirement income in recognition of this meritorious service and material contribution to the Company’s continued growth and development; and (iii) to assist the Company in retaining and attracting high caliber key executives upon whose efforts the future successful and profitable operation of its business is dependent.

2.	Effective Date

This Plan was approved and adopted by the Board of Directors of Chemical Financial Corporation as of May 20, 1985 and amended as of August 15, 1988, December 21, 1992, and November 17, 2008.

3.	Participants in the Plan

The Plan is administered by a committee appointed by the Board of Directors consisting of not less than three members of the Board of Directors (the Compensation Committee). The Plan empowers the Compensation Committee to grant such key employees of the Company and its Subsidiaries as shall be selected from time to time by the Committee, participation rights in the Plan.

4.	Pension Plan Benefits

For purposes of this section, "Unrestricted Pension Benefit" means the amount which would have been payable from the Pension Plan if the 415 Limit or 401(a)(17) Limit did not apply, calculated as of the participant’s date of retirement based on the applicable optional payment method. "Restricted Benefit Amount" means the amount actually payable from the Pension Plan calculated as of the participant’s date of retirement based on the applicable optional payment method.

A participant who retires pursuant to the normal or early retirement provisions of the Pension Plan and elects benefits from the Pension Plan shall, subject to approval by the Committee, receive a monthly supplement from the Plan beginning upon the participant’s

“Separation From Service”, as defined by Treasury Regulation § 1.409A-1(h), including the presumptions provided in that section. The supplement shall be equal to the difference between (i) the Unrestricted Pension Benefit and (ii) the Restricted Benefit Amount, both calculated according to the form of payment elected for his Pension Plan Benefits. In the event the participant’s death and payment election form causes a Pension Plan payment to a beneficiary, a portion of the supplement shall be paid to such beneficiary in a monthly payment during the period of any related Pension Plan payment beginning upon the Participant’s death. The portion of the supplement to be paid (if any) shall equal the portion of the participant’s Pension Plan benefit which is continued for such beneficiary(ies). The time and form of payment of the benefits under this Plan may not be accelerated or deferred, including by agreement of the parties, except as permitted by Section 409A of the Internal Revenue Code.

Notwithstanding any other timing provision in this Plan, if, at the time the payments would commence, Participant is a Specified Employee, no payment due upon Participant’s Separation From Service may be made before the date that is six months after Participant’s Separation From Service. Payments to which Participant would otherwise have been entitled during that six months will be accumulated and paid on the first day of the seventh month following the Participant’s Separation From Service.

a.	“Specified Employee” means an employee who, at any time during the 12-month period ending on December 31 of each year (the “Identification Date”), is: (1) an officer of the Company with annual compensation greater than $150,000 in 2008 (as adjusted for future years), (2) a 5-percent owner of the Company, or (3) a 1-percent owner of the Company with annual compensation greater than $150,000. Such an employee is a Specified Employee for the 12-month period beginning the first April 1 following the Identification Date and ending on March 31 of the following year.

However, upon a Change in Control (as hereafter defined), in lieu of any other benefits under this Plan, each participant or his/her recognized survivor shall be paid the present value of the benefit accrued under the Plan in the following manner:

a.	If an active employee or former employee with a deferred benefit who is eligible to retire, the participant’s benefit shall be calculated as if the participant terminated employment and then retired and elected to receive the 100% Joint Annuitant Option benefit as of the last day of the month immediately preceding the Change in Control.

b.	If an employee or former employee who is not eligible to retire, the participant’s benefit shall be calculated as if the participant terminated employment and then elected to receive the lump sum equivalent of a vested deferred benefit as of the last day of the month immediately preceding the Change in Control.

All amounts shall be paid in a single lump sum within 90 days of the Change in Control.

For purposes of the Plan, a Change in Control shall mean:

a.	The acquisition, by a person or Persons Acting as a Group, of stock of Chemical Financial Corporation that together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of Chemical Financial Corporation;

b.	The majority of members of the Board of Directors of Chemical Financial Corporation being replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of Chemical Financial Corporation prior to the date of appointment or election; or

c.	The acquisition, by a person or Persons Acting as a Group, of Employer’s assets that have a total gross fair market value exceeding fifty percent (50%) of the total gross fair market value of Employer’s assets in a single transaction or within a twelve month period ending with the most recent acquisition. For the purpose of this section, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this lump sum payment in the event of a Change in Control, the present value of the accrued benefit shall be calculated using such actuarial assumptions as the Compensation Committee shall adopt from time to time.

“Persons Acting as a Group” means more than one person acting as a group as defined in regulations under Section 409A of the Internal Revenue Code. For this purpose, persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time or as a result of the same public offering, or purchase assets of the same corporation at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock or assets, or similar business transaction with the corporation. If a person, including an entity or entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock or assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

Any payment owed to a participant in this Plan based on a normal or early retirement or Change in Control that occurs after the Effective Time (as defined in the Agreement and Plan of Merger dated as of January 25, 2016, between the Employer and Talmer Bancorp, Inc.), shall be reduced by the actuarial equivalent of any benefit under this Plan previously paid to a participant as a result of any Change in Control preceding the payment event. The calculation of, and all reductions to, the Unrestricted Pension Benefit, including, but not limited to, reductions based on the preceding sentence and the

Restricted Benefit Amount, shall be based on actuarial factors and guidelines the Compensation Committee shall adopt from time to time. The time and form of payment of the benefits under this Plan may not be accelerated or deferred, including by agreement of the parties, except as permitted by Section 409A of the Internal Revenue Code.

The intention of the preceding paragraph is to avoid the payment of any duplicative benefits under this Plan where benefits under the Plan continue to accrue after payment of benefits to a participant under the Change in Control provisions of this Plan or otherwise.

5.	Administration of the Plan

The Plan shall be administered by the Compensation Committee. The Committee shall have all such powers that may be necessary to carry out the provisions of the Plan in the absence of any action by the Board, including without limitation, the power to delegate administrative matters to other persons, to construe and interpret the Plan, to adopt and revise the rules, regulations and forms relating to and consistent with the Plan’s terms and to make any other determinations which it deems necessary or advisable for the implementation and administration of the Plan provided, however, that the right and power to amend and/or terminate the Plan are reserved exclusively to the Board. Subject to the foregoing, all decisions and determinations by the Committee shall be final, binding and conclusive as to all parties including, without limitation, the Company, any participant hereunder and all other employees and persons.

6.	Source of Benefit Payments

No fund or other assets of the Company shall be segregated and attributable to any benefit payments to be made at a later time, as herein above provided, but rather benefit payments under the Plan shall be made from the general assets of the company at the time any such payment becomes due and payable. Benefit payments under the Plan are to be taken as deductions for income tax purposes in the Company’s fiscal year that they are actually made. At such time as any benefit payments are made, it shall be determined by the Company whether any portion thereof is allocable to any affiliates(s) of the Company because of their recipient having also served as a Corporate Officer of such affiliate(s); and, if such is the case, the Company may elect to obtain reimbursement from such affiliate(s) as appropriate, for such allocable portion. No participant or surviving spouse or beneficiary thereof shall have any proprietary rights of any nature whatsoever with respect to any benefit payments, unless and until such time a benefit payment is made to such participant or the surviving spouse or beneficiaries thereof, and then only as to the amount of such payment.

7.	Non-Alienation of Payments

Any benefits payable under the Plan shall not be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment or encumbrance of any kind, by will, or by inter vivos instrument. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such payment, whether currently or thereafter payable, shall not be recognized by the Committee or the Company. Any benefit payment due hereunder shall not in any manner be liable for, or subject to, the debts or liabilities of any participant or the surviving spouse or beneficiary thereof, as the case may be.

8.	Incompetency

Every person receiving or claiming benefit payments under the Plan shall be conclusively presumed to be mentally competent until the date on which the Committee receives a written notice, in a form and manner acceptable to the Committee, that such person is incompetent and that a guardian, conservator, or other person legally vested with the care of his estate has been appointed. In the event a guardian or conservator of the estate of any person receiving or claiming benefit payment under the Plan shall be appointed by a court of competent jurisdiction, payments may be made to such guardian or conservator; provided that proper proof of appointment and continuing qualification is furnished in a form and manner acceptable to the Committee. Any such payment so made shall be a complete discharge of any liability therefor.

9.	Limitation of Rights Against the Company

Participation in this Plan, or any modifications thereof, or the payments of any benefits hereunder, shall not be construed as giving to any participant any right to be retained in the service of the Company, limiting in any way the right of the Company to terminate such participant’s employment at any time, evidencing any agreement or understanding express or implied, that the Company will employ such participant in any particular position or at any particular rate of compensation and/or guaranteeing such participant any right to receive any other form or amount of renumeration from the Company.

10.	Construction

The Plan shall be construed, administered and governed in all respects under and by the laws of the State of Michigan. Wherever any words are used herein in the masculine, they shall be construed as though they were used in the feminine for all cases where they would so apply; and wherever any words are used herein in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. The words "hereof", "hereunder" and other similar compounds of the word "here" shall mean and refer to this entire document and not to any particular paragraph.

11.	Liability

Neither the Company nor any shareholder, director, officer or other employee of the Company or any member of the committee or any other person shall be jointly or severally liable for any act or failure to act hereunder, except for gross negligence or fraud.

12.	Amendment or Termination of the Plan

The Company, by action of the Board, reserves the right to amend, modify, terminate or discontinue the Plan at any time; and such action shall be final, binding and conclusive as to all parties, including any participant hereunder, any surviving spouse or beneficiary thereof and all other Company employees and persons.

13.	Successors and Assigns

The terms and conditions of the Plan, as amended and in effect from time to time, shall be binding upon the successors and assigns of the Company, including without limitation any entity into which the Company may be merged or with which the Company may be consolidated.

14.	Section 162(m) Delay

A payment that is due under this Plan may be delayed by the Employer to the extent the Employer, in its sole discretion, reasonably anticipates that if the payment were made as scheduled, the Employer’s deduction with respect to such payment would not be permitted under Section 162(m) of the Code. If the Employer determines that a payment is to be delayed under this paragraph, the Employer must determine before the payment is delayed whether the delayed payment will be made either (i) during the first calendar year in which the Employer reasonably anticipates that the deduction of such payment will not be barred by application of Section 162(m) of the Code or (ii) during the period beginning with the date of the Participant’s Separation From Service (or later if required by Section 4. for a Specified Employee) and ending on the later of the last day of the taxable year of the Employer in which the Participant Separates From Service or the 15th day of the third month following the Participant’s Separation From Service. The Employer may only elect to delay payment under this paragraph if all payments scheduled to the Participant under all deferred compensation plans of the Employer that could be delayed under the application of Treasury Regulation § 1.409A-2(b)(7)(i) are delayed.